SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Section 13 and 15(d)
of the Securities Exchange Act of 1934

Commission File Number 333-106650-01

WFS FINANCIAL 2003-4 OWNER TRUST
(Exact name of registrant as specified in its charter)

C/O WFS RECEIVABLES CORPORATION 3
444 EAST WARM SPRINGS ROAD #116, LAS VEGAS, NV 89119
702-407-4317
(Address, including zip code and telephone number,
including area code, of registrants’ principal executive offices)

WFS FINANCIAL 2003-4 OWNER TRUST
AUTO RECEIVABLE BACKED NOTES
$211,000,000 1.14% CLASS A-1 NOTES,
$491,000,000 1.67% CLASS A-2 NOTES,
$168,000,000 2.39% CLASS A-3 NOTES,
$373,300,000 3.15% CLASS A-4 NOTES,
$53,430,000 2.73% CLASS B NOTES,
$60,560,000 3.02% CLASS C NOTES, AND
$46,335,000 3.87% CLASS D NOTES
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	[ ]	Rule 12h-3(b)(1)(ii)	[ ]
Rule 12g-4(a)(1)(ii)	[ ]	Rule 12h-3(b)(2)(i)	[ ]
Rule 12g-4(a)(2)(i)	[ ]	Rule 12h-3(b)(2)(ii)	[ ]
Rule 12g-4(a)(2)(ii)	[ ]	Rule 15d-6	[ ]
Rule 12h-3(b)(1)(i)	[X]

     Approximate number of holders of record as of the certification or notice date:

               Class A-1 Notes: 4

               Class A-2 Notes: 11
               Class A-3 Notes: 44
               Class A-4 Notes: 41
               Class B Notes: 14
               Class C Notes: 9
               Class D Notes: 5

     Pursuant to the requirements of the Securities Exchange Act of 1934, WFS FINANCIAL 2003-4 OWNER TRUST has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

WFS Financial Inc as Master Servicer

DATE: April 27, 2004	By:	/s/ MARK OLSON

Mark Olson, Senior Vice President and Controller